EXHIBIT 10.1

EXECUTION COPY

AMENDMENT NO. 6 TO

TRANSFER AND ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 6 TO TRANSFER AND ADMINISTRATION AGREEMENT (this "Amendment"), dated as of August 30, 2010, is by and among Thoroughbred Funding, Inc ., a Virginia corporation (the " SPV "), Norfolk Southern Railway Company , a Virginia corporation, as originator (in such capacity, the "Originator"), and as servicer (in such capacity, the "Servicer"), the "Conduit Investors" from time to time party hereto, the "Committed Investors" from time to time party hereto, the "Managing Agents" from time to time party hereto, JPMorgan Chase Bank, N.A .. , a national banking association (" JPMorgan Chase "), as the Administrative Agent for the Investors and as a Managing Agent.   Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Transfer and Administration Agreement (defined below).

WHEREAS, the SPV, the Originator, NSC, the Conduit Investors, the Committed Investors, the Managing Agents and the Administrative Agent are parties to that certain Transfer and Administration Agreement dated as of November 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the "Transfer and Administration Agreement");

WHEREAS, the parties to the Transfer and Administration Agreement hereto have agreed to amend the Transfer and Administration Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                  Amendments to the Transfer and Administration Agreement.   Effective as of the date first written above and subject to the execution of this Amendment by the parties hereto and the satisfaction of the conditions precedent set forth in Section 2 below, the Transfer and Administration Agreement is hereby amended as follows:

1.1.             The following definitions set forth in Section 1.1 of the Transfer and Administration Agreement are hereby amended and restated in their entirety as follows:

"Alternate Rate" means (i) with respect to the Investor Group for which Bank of America, N.A. is the Managing Agent for each day during any Rate Period for any Portion of Investment, an interest rate per annum equal to the LIBO Rate for such day plus 1.10%; provided, that, notwithstanding the foregoing, on any day during any Rate Period that any Portion of Investment is funded or maintained by one or more Committed Investors in any other Investor Group, the "Alternate Rate" under this clause (i) shall be the interest rate per annum set forth in clause (ii) hereof and (ii) with respect to any other Investor Group for any Rate Period for any Portion of Investment, an interest rate per annum equal to the LIBO Rate plus 2.00%.

"LIBO Rate" means:

(i)          with respect to the Investor Group for which Bank of America, N.A. is the Managing Agent, for each day during a Rate Period, (a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Bank of America, N.A. to be the offered rate that appears on the page of the Reuters Screen, or such other page or service as Bank of America, N.A. shall determine in its sole discretion, on such day that displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01) for deposits in United States dollars (for delivery on a date two Business Days later) with a term equivalent to one month or (b) in the event the rates referenced in the preceding clause (a) are not available, the rate per annum determined by Bank of America, N.A. on such day as the rate of interest at which Dollar deposits (for delivery on a date two Business Days later than such day) in same day funds in the approximate amount of the applicable investment to be funded by reference to the Offshore Base Rate and with a term equivalent to one month would be offered by its London Branch to major banks in the London interbank Eurodollar market at their request; and

(ii)         for all other Investor Groups, (a) the rate appearing on Telerate Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of the relevant Rate Period, as the rate for dollar deposits with a maturity comparable to such Rate Period; provided, that, in the event that such rate is not available at such time for any reason, then the rate for the relevant Rate Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Rate Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Rate Period, divided by (b) one (1) minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Administrative Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal) applicable to such Rate Period.

" Rate Period " means, with respect to any Portion of Investment:

( a )         if Yield for such Portion of Investment is calculated at the CP Rate, the relevant CP Tranche Period;

(b)         if Yield for such Portion of Investment is calculated at the Alternate Rate, a period of one calendar month, or such other period as may be mutually agreeable to the Managing Agents and the SPV, commencing on a Business Day selected by the SPV or the Managing Agents pursuant to this Agreement.   Such Rate Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Rate Period, provided , however , that if there is no such numerically corresponding day in such succeeding calendar month, such Rate Period shall end on the last Business Day of such succeeding calendar month; or

(c)         if Yield for such Portion of Investment is calculated on the basis of the Base Rate, a period commencing on a Business Day selected by the SPV and agreed to by the Managing Agents, provided no such period shall exceed one calendar month.

If any Rate Period would end on a day which is not a Business Day, such Rate Period shall end on the next succeeding Business Day, provided , however , that in the case of a Rate Period for any Portion of Investment for which Yield accrues at the Alternate Rate, if such next succeeding Business Day falls in a new calendar month, such Rate Period shall end on the immediately preceding Business Day. In the case of any Rate Period for any Portion of Investment which commences before the Commitment Termination Date and would otherwise end on a date occurring after the Commitment Termination Date, such Rate Period shall end on the Commitment Termination Date.   The duration of each Rate Period which commences after the Termination Date shall be of such duration as selected by the Managing Agents.

" Rate Type " means the Base Rate, the CP Rate or the Alternate Rate.

" Yield Payment Date " means (i) with respect to any Portion of Investment as to which Yield is calculated at the CP Rate or the Base Rate, each Settlement Date, or (ii) with respect to any Portion of Investment as to which Yield is calculated at the Alternate Rate, the last day of each Rate Period.

Section 2.                  Conditions Precedent.   This Amendment shall become effective and be deemed effective, as of the date first above written (the "Effective Date") upon the later to occur of (i) the date hereof and (ii) receipt by the Agent of one copy of this Amendment duly executed by each of the parties hereto.

Section 3.                  Assignment .   Effective as of the Effective Date, YC SUSI   Trust (the "Assignor") hereby sells and assigns to Bank of America, N.A. (the "Assignee"), without recourse and without representation and warranty, and the Assignee hereby purchases and assumes from the Assignor, all of the Assignor's right, title and interest in and to the Agreement and the other Transaction Documents, including, without limitation, a 100% interest in and to the Assignor's portion of the Net Investment as of the Effective Date.   The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or the Receivables, any other Transaction Document or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the SPV, the Servicer, NSC or the Originator or the performance or observance by any of the SPV, the Servicer, NSC or the Originator of any of its obligations under the Agreement, any other Transaction Document, or any instrument or document furnished pursuant thereto.   Effective as of the Effective Date, the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Agreement.   From and after the Effective Date, the Administrative Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments in respect of such interest in Net Investment, Yield and fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

Section 4.                  Reference to and Effect on the Transfer and Administration Agreement .   From and after the effective date hereof, each reference in the Transfer and Administration Agreement to "this Agreement," "hereunder," "hereof," "herein," "hereby" or words of like import shall mean and be a reference to the Transfer and Administration Agreement as amended hereby, and each reference to the Transfer and Administration Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Transfer and Administration Agreement shall mean and be a reference to the Transfer and Administration Agreement as amended hereby.

Section 5.                  CHOICE OF LAW .   THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

Section 6.                  Execution of Counterparts .   This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 7.                  Headings .   Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

In Witness Whereof , the parties hereto have executed and delivered this Amendment as of the date first written above.

THOROUGHBRED FUNDING, INC.,

as SPV

By: ___/s/ Marta R. Stewart__________________

Name:   Marta R. Stewart

Title:     Chairman and President

NORFOLK SOUTHERN RAILWAY COMPANY,

as Originator and as Servicer

By: ___/s/ Marta R. Stewart__________________

Name:   Marta R. Stewart

Title:     Vice President and Treasurer

NORFOLK SOUTHERN CORPORATION

By:   ___/s/ Marta R. Stewart_________________

Name:   Marta R. Stewart

Title:     Vice President and Treasurer

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, a Managing Agent and a Committed Investor

By: ____/s/ John M. Kuhns___________________

Name:   John M. Kuhns

Title:     Executive Director

CHARIOT FUNDING LLC,

as a Conduit Investor

By:        JPMorgan Chase Bank, N.A.,

            its Attorney-in-Fact

By: ___/s/ John M. Kuhns____________________

Name:   John M. Kuhns

Title:     Executive Director

BANK OF AMERICA, NATIONAL ASSOCIATION,

as a Managing Agent and a Committed Investor

By: ____/s/ Brendan Feeney_________________

Name:   Brendan Feeney

Title:     Vice President

YC SUSI TRUST ,

as a Conduit Investor

By:        Bank of America, National Association,

            as Administrative Trustee

By:   ___/s/ Brendan Feeney_________________

Name:   Brendan Feeney

Title:     Vice President

Victory Receivables Corporation,
as a Conduit Investor

By :____/s/ Frank B. Bilotta______________
Name:   Frank B. Bilotta
Title:     President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
NEW YORK BRANCH,
as a Managing Agent

By :____/s/ Aditya Reddy________________
Name:   Aditya Reddy
Title:     Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
NEW YORK BRANCH,
as a Committed Investor

By :___/s/ George Stoecklein_____________
Name:   G. Stoecklein
Title:     Authorized Signatory